UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549


	SCHEDULE 13G


	Under the Securities Exchange Act of 1934*

(Amendment No. 3)*


Interep National Radio Sales, Inc.
	(Name of Issuer)


Class A Common Stock,
				Par Value $0.01 Per Share
	(Title of Class of Securities)


	45866V109
	(CUSIP Number)

December 31, 2005
(Date of Event which Requires the Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ X ] Rule 13d-1(b)
	[   ] Rule 13d-1(c)
     [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for the reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



_________________________________________________________________

CUSIP No. 45866V109
_________________________________________________________________
(1)  NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          THE GABELLI SMALL CAP GROWTH FUND
			13-3626993
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       ____
                                                  (a) /___/
                                                       ____
                                                  (b) /_X_/
_________________________________________________________________
(3)  SEC USE ONLY
_________________________________________________________________
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
      		MARYLAND
_________________________________________________________________
              						: (5) SOLE VOTING POWER
						          :     None
								:________________________
					               : (6) SHARED VOTING POWER
 NUMBER OF SHARES BENEFICIALLY          :     None
 OWNED BY EACH REPORTING                :________________________
 PERSON WITH                            : (7) SOLE DISPOSITIVE
                                        :     POWER
                                        :     None
                                        :________________________
                                        :(8) SHARED DISPOSITIVE
                                        :     POWER
                                        :     None
_________________________________________________________________
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      	0
_________________________________________________________________
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
     EXCLUDES CERTAIN SHARES*
          N/A
_________________________________________________________________
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      	0.00%
_________________________________________________________________
(12) TYPE OF REPORTING PERSON*
      	IV
_________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!


ITEM 1.
	(a)	Interep National Radio Sales, Inc.
	(b)	100 Park Avenue, New York, NY 10017
ITEM 2.
	(a)	The Gabelli Small Cap Growth Fund
	(b)	One Corporate Center, Rye, N.Y. 10580
	(c)	Maryland
	(d)	Class A Common Stock, Par Value $0.01 per share
	(e)	Cusip # 45866V109
ITEM 3.
	This statement is being filed pursuant to Rule 13d-1(b) by an Investment Company registered under Section 8 of the Investment Company Act.
ITEM 4.
	(a), (b), and (c)	Because the Reporting Person's proxy
voting committee returned voting authority to its investment adviser with respect to the 22,482 shares of the Issuer's Series A Convertible Preferred Stock and the 125,000 warrants held by the Reporting Person, the Reporting Person no longer has beneficial ownership of any of the Issuer's shares.
ITEM 5.	Ownership of Five Percent or Less of a Class.
	Not applicable.
ITEM 6.	Ownership of More then Five Percent on Behalf of
Another Person.
	As indicated in the response to Item 4 (c), the investment adviser has sole voting and dispositive power over all shares of the Issuer held by the Reporting Person.

ITEM 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company.

	Not applicable.

ITEM 8.	Identification and Classification of Members of the
		Group.

	Not applicable.

ITEM 9.	Notice of Dissolution of Group.

	Not applicable.

ITEM 10.	Certification.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






Signature
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	 February 14, 2006









						THE GABELLI SMALL CAP
                                  GROWTH FUND




						By:___/s/ Bruce N. Alpert
							   Bruce N. Alpert
							   President